SECURITIES AND EXCHANGE COMMISSION
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                             Washington, D.C. 20549
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                                   FORM 12b-25                                            OMB APPROVAL
                                                                                ...............................
                           NOTIFICATION OF LATE FILING                          OMB Number:
                                                                                Expires:
(check one)  [ ] Form 10k  [ ] Form 11k  [X] Form 10Q  [ ]Form N-SAR            Estimated average burden hours of
                                                                                response........2.50
For Period Ended: March 31, 1999                                                     Commission File Number
                                                                                            0-26028
[ ] Transition Report on Form 10k                                                         CUSIP NUMBER
[ ] Transition Report on Form 20-F                                                            45244w
[ ] Transition Report on Form 11K
[ ] Transition Report on Form 10Q
[ ] Transition Report on Form N-SAR
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For the Transition Period Ended :_____________________________________________
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   Read Instruction (on back page) Before Preparing Form. Please Print or Type

Nothing in this form shall be construed to imply that the commission has verified and information contained herein.
 ................................................................................

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:


Part I--Registrant Information

         Imaging Diagnostic Systems, Inc.
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Full name of Registrant


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Former Name if Applicable


         6531 NW 18TH Court
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Address of Principal Executive office (Street and Number)

         Plantation, FL. 33313
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City, State and Zip Code


Part II--RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25b, the following should be completed. (Check appropriate box.)

[ ] (a) The reasons described in reasonable detail in Part III of this form could be eliminated without reasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(C) has been attached if applicable.

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PART III--NARRATIVE

State below in reasonable detail why the Form 10-K, 11-K, 20-F, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attached Extra Sheets if needed.)

The Company's financial statements are under review by the SEC pursuant to a previously filed S-2 Registration Statement. The SEC's response to such financial statements and our responses to the Commission's comments will substantially impact Management's Discussion and Analysis and other disclosures to be filed on Form 10-QSB for the quarter ending March 31, 1999.


PART IV

[1] Name and telephone number of person to contact in regard to this notification

      Allan Schwartz                     (954)             581-9800
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         (Name)                       (Area Code)       Telephone Number


[2] Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such reports(s) been filed? If the answer is no,
identify report(s).                                             [X] Yes [ ] No

 ................................................................................

[3] Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                [ ] Yes [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

 ................................................................................
                        Imaging Diagnostic Systems, Inc.
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                  (Name of Registrant as Specified in Charter)
has notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 14, 1999                        By:   /s/ Allan L. Schwartz
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                                                Executive Vice President
                                                Chief Financial Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the Registrant shall be filed with the form.
 ................................ATTENTION......................................
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001)

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